NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, # 105
NYSE MKT: IHT		Phoenix, Arizona 85020
FISCAL 2016		Phone: 602-944-1500

IHT privately places $1.1 million in stock; HTCC sold for $9.65 million; Ontario hotel cash sale; InnDependent Lodging Conference at HI Connect; all expanding cash and IHT equity

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, November 13, 2015 - InnSuites Hospitality Trust (NYSE MKT:IHT)

InnSuites Hospitality Trust (“IHT”) privately placed $1.1 million IHT stock at $2.50 per-share adding to cash and equity as part of the anticipated successful New York Stock Market Exchange requirement to expand equity by December 27, 2015. This cash in addition to the recent closing of escrow on the sale of Hotel Tucson City Center (“HTCC”) for $9.65 million and the pending sale of the Ontario InnSuites Hotel at $14.8 million have and will add significantly to IHT cash and book equity.

With non-cash depreciation annual expense of approximately $1.8 million; Equity based on declining book value has decreased even though the company believes that based on higher market value of real estate assets which is expanding; market value of the assets and equity significantly exceeds book value.

IHT also announced that it’s digital hotel services division, InnDepedent Boutique Collection (“IBC”) is actively continuing to grow organically and is actively seeking acquisitions. IBC Hotels division receives greater emphasis as IHT moved from bricks and mortar to digital services in the hospitality and travel industries.

IBC announced the 2016 second annual InnDependent Executive Lodging Summit will be held at HI Connect in Nashville, TN at the Gaylord Opryland March 17-19, 2016. This provides an opportunity for IBC to continue to expand its membership, footprint, and ability to serve 50% of the world’s hotels-the independent hotel market.

In the words of PJ Barnhill, President And COO of IHT and CEO of IBC hotels, “the company is on the move”. “IHT expands cash, equity, and resources to continue to grow in the high opportunity digital hotel services field anchored by the fast growing IBC hotel division.”

With the exception of historical information, the matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov